Exhibit 99.3

Lexcom, Inc.

Audited Financial Statements

As of and for the Years Ended December 31, 2008 and 2007

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2 - 3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	4

CONSOLIDATED STATEMENTS OF INCOME	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7 - 23

2

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders

Lexcom, Inc. and Subsidiary

Lexington, North Carolina

We have audited the accompanying consolidated balance sheets of Lexcom, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2008. Lexcom, Inc. and Subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used, and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexcom, Inc. and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

December 10, 2009

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31
	2008	2007
ASSETS
Current assets:
Cash and temporary investments	$4,540,731	$5,383,474
Accounts receivable (net of allowance for uncollectible accounts of $300,000 in 2008 and $425,000 in 2007)	3,449,229	3,454,948
Refundable income taxes	1,194,261	—
Materials and supplies	513,730	552,867
Prepayments	434,095	160,035
Net current deferred income taxes	226,967	288,191

	10,359,013	9,839,515

Other investments	13,379,429	12,461,595

Property, plant, and equipment:
Land	943,015	929,646
Buildings	4,191,860	4,183,398
Furniture and equipment	952,303	915,245
Computer equipment and software	6,504,773	5,717,347
Vehicles	1,616,915	1,426,286
Utility plant in service	147,446,341	144,740,327
Utility plant under construction	686,429	442,552

	162,341,636	158,354,801
Less, accumulated depreciation	(98,562,936)	(92,440,140)

	63,778,700	65,914,661

Noncurrent receivables and other assets	368,139	389,207

	$87,885,281	$88,604,978

The accompanying notes are an integral part of the consolidated financial statements

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	December 31
	2008	2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - trade	$1,210,901	$1,194,069
Advance billings and customer deposits	761,669	710,085
Accrued expenses	798,992	826,697
Income taxes payable	—	405,844
Accrued taxes, other than income	77,233	81,408

	2,848,795	3,218,103

Noncurrent liabilities and deferred credits:
Deferred income taxes	10,209,042	11,535,212
Other deferred credits	46,450	38,300
Unfunded other postretirement benefits	11,964,193	9,876,385

	22,219,685	21,449,897

	25,068,480	24,668,000

Stockholders’ equity:
Capital stock:
Common, authorized 1,000,000 shares, no par, issued 463,938 shares in 2008 and 464,089 shares in 2007	245,887	245,967
Common, Class B, authorized 3,000,000 shares, no par, issued 1,582,397 shares in 2008 and 1,663,485 shares in 2007	1,237,551	1,300,800

	1,483,438	1,546,767
Retained earnings	64,988,610	63,526,902
Accumulated other comprehensive loss	(3,655,247)	(1,136,691)

	62,816,801	63,936,978

	$87,885,281	$88,604,978

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2008 and 2007

	Common Stock	Common Stock Class B	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Income (Loss)
Balances - January 1, 2007	$276,788	$1,355,700	$63,683,802		$5,597,467
Comprehensive income:
Net income	—	—	12,537,614	$12,537,614	—
Net change in unrealized loss on investments available-for-sale	—	—	—	(5,412,592)	(5,412,592)
Unrealized net loss and transition obligation for postretirement benefits	—	—	—	(1,321,566)	(1,321,566)

Comprehensive income for the year				$5,803,456

Acquisition of common stock	(30,821)	(54,900)	(6,868,218)		—
Cash dividends paid:
Common ($2.67 per share)	—	—	(1,278,692)	—	—
Common Class B ($2.67 per share)	—	—	(4,547,604)	—	—

Balances - December 31, 2007	245,967	1,300,800	63,526,902		(1,136,691)
Comprehensive income:
Net income	—	—	15,051,035	$15,051,035	—
Net change in unrealized gain on investments available-for-sale	—	—	—	(1,177,684)	(1,177,684)
Unrealized net loss and transition obligation for postretirement benefits	—	—	—	(1,340,872)	(1,340,872)

Comprehensive income for the year				$12,532,479

Acquisition of common stock	(80)	(63,249)	(4,617,005)		—
Cash dividends:
Common ($4.29 per share)	—	—	(1,990,714)	—	—
Common Class B ($4.29 per share)	—	—	(6,981,608)	—	—

Balances - December 31, 2008	$245,887	$1,237,551	$64,988,610		($3,655,247)

Disclosures of the reclassification amounts:
Year ended December 31, 2007:
Unrealized holding gains arising during the year				$4,761,804
Reclassification adjustment for gains (net) included in net income				(10,174,396)

Net unrealized losses on securities				($5,412,592)

Year ended December 31, 2008:
Unrealized holding gains arising during the year				$7,067,517
Reclassification adjustment for gains (net) included in net income				(8,245,201)

Net unrealized losses on securities				($1,177,684)

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
	2008	2007
Operating revenues:
Local service revenues	$20,939,594	$21,235,364
Network access and long distance service	17,998,174	18,793,788
Sales and services - nonregulated	3,018,355	3,501,023
Miscellaneous services	2,520,478	2,522,895

	44,476,601	46,053,070
Less, uncollectible operating revenues	458,529	519,312

	44,018,072	45,533,758

Operating expenses:
Plant operations	11,738,896	11,527,535
Customer operations	3,945,833	3,872,983
General and administrative	3,544,206	3,609,812
Depreciation and amortization	8,259,143	8,597,945
Taxes, other than income	856,424	780,868

	28,344,502	28,389,143

Operating income	15,673,570	17,144,615

Nonoperating income (expense):
Investment income, net	8,721,482	11,127,196
Pension termination costs	—	(6,778,087)
Interest expense	(39,973)	(74,357)
Other, net	253,408	(44,099)

	8,934,917	4,230,653

Income before income taxes	24,608,487	21,375,268
Federal and state income taxes	9,557,452	8,837,654

Net income for the years	$15,051,035	$12,537,614

Earnings per common share (based on weighted average shares outstanding)	$7.23	$5.77

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
	2008	2007
Cash flows from operating activities:
Net income for the years	$15,051,035	$12,537,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,259,143	8,597,945
Pension settlement costs	—	6,778,087
Allowance for uncollectible accounts	185,000	185,000
Patronage capital - CoBANK	(7,633)	(6,644)
Deferred income taxes and investment tax credits	386,520	(1,522,834)
Gain on sale of investments	(8,245,201)	(10,174,396)
Changes in assets and liabilities:
Accounts receivable	(179,281)	(247,805)
Refundable income taxes	(1,600,105)	557,940
Materials and supplies	39,137	2,167
Accounts payable and accrued expenses	(15,048)	(336,032)
Advance billings and customer deposits	51,584	(14,940)
Accrued pension costs and unfunded other postretirement benefits	(127,960)	(253,890)
Deferred compensation	—	(140,338)
Other deferrals and prepayments, net	(294,374)	(146,698)

Net cash provided by operating activities	13,502,817	15,815,176

Cash flows from investing activities:
Sale of wireless spectrum	11,500,000	—
CoBANK patronage capital received	143,527	—
Sales of debt and equity securities	15,204,657	10,402,282
Purchases of debt and equity securities	(21,459,288)	(3,913,021)
Extension and replacement of plant	(6,081,800)	(5,274,870)
Pension plan funding	—	(3,064,234)

Net cash used for investing activities	(692,904)	(1,849,843)

Cash flows from financing activities:
Reacquisition of common stock	(4,680,334)	(6,953,939)
Cash dividends paid	(8,972,322)	(5,826,296)

Net cash used for financing activities	(13,652,656)	(12,780,235)

Net increase (decrease) in cash	(842,743)	1,185,098
Cash and temporary investments - beginning of years	5,383,474	4,198,376

Cash and temporary investments - end of years	$4,540,731	$5,383,474

Cash expended during the years for:
Interest	$38,066	$74,950

Income taxes	$11,025,000	$9,962,435

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2008 and 2007

1.	Summary of Significant Accounting Policies:

Lexcom, Inc. and Subsidiary operate principally in the communications industry and grant credit to customers, substantially all of whom are residents of Davidson County, North Carolina, in accordance with standard industry practice. Lexcom Telephone Company and Lexcom Long Distance, LLC (a wholly-owned subsidiary of Lexcom Telephone Company) are subject to regulation by the State of North Carolina Utilities Commission and the Federal Communications Commission. Significant accounting policies are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of Lexcom, Inc. and its wholly-owned subsidiary, Lexcom Telephone Company (hereinafter referred to collectively as the Company). Lexcom Cable Services, LLC, Lexcom Long Distance, LLC, and Lexcom Wireless, LLC are wholly-owned subsidiaries of Lexcom Telephone Company whose accounts are also included herein. All material intercompany accounts and transactions are eliminated in consolidation.

Cash and Temporary Investments

For purposes of reporting cash flows, the Company classifies as cash and temporary investments all cash and money market accounts which are not subject to withdrawal restrictions and all highly liquid debt instruments and certificates of deposit purchased with a maturity of three months or less.

The Company places their cash and cash equivalents on deposit with financial institutions in the United States. In October and November 2008, the Federal Deposit Insurance Corporation (FDIC) temporarily increased coverage to $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts. The increased coverage is scheduled to expire on December 31, 2013, at which time it is anticipated amounts insured by the FDIC will return to $100,000. During the years, the Company from time to time may have had amounts on deposit in excess of the insured limits. As of December 31, 2008, the Company had $3,482,476 which exceeded these insured amounts.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that continue to remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventories

Materials and supplies are valued at average cost, which is not in excess of market.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.	Summary of Significant Accounting Policies (Continued):

Investments

The Company has investments in debt and equity securities, and a cooperative. Investments purchased with a maturity of three months or less are classified as cash equivalents. Equity securities consist primarily of common stock holdings of a variety of companies in diverse industries.

Management determines the appropriate classification of debt and equity securities that have readily determinable fair values. Classification is determined at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date. Since the Company neither buys investment securities in anticipation of short-term fluctuations in market prices nor has debt securities which were purchased with the intent to hold to maturity, no investments are classified as trading or held-to-maturity.

The Company’s investments in marketable debt and equity securities are classified as available-for-sale and are carried at fair value. Unrealized gains or losses, net of the related deferred tax effects, are reported as accumulated other comprehensive income (loss) in the consolidated statements of stockholders’ equity.

Investments Carried at Cost

Investments carried at cost are investments in which the Company does not have significant ownership and for which there is no ready market. Information regarding these and all other investments is reviewed continuously for evidence of impairment in value.

Property, Plant, and Equipment

Additions to property, plant, and equipment consist of all direct construction, labor and materials, and related construction costs, including administrative, engineering, and general overhead.

The cost of units of property retired, together with their cost of removal, is deducted from accumulated depreciation, and any salvage is added to accumulated depreciation. The cost of related replacement units of property is added to utility plant. Repairs to and replacement of items which are less than units of property are charged to maintenance expense.

Depreciation and Amortization

Depreciation of property, plant, and equipment is computed by use of the straight-line method.

Amortization is computed by use of the straight-line method. Pre-maturity costs related to the construction of the cable television system are being amortized over fifteen years.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.	Summary of Significant Accounting Policies (Continued):

Income Taxes

The Company reports income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the temporary difference between financial statement and tax basis of the Company’s assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, and has assessed if it had any significant uncertain tax positions as of December 31, 2008 and December 31, 2007 and determined there were none. Accordingly, no reserve for uncertain tax positions was recorded.

The Company’s policy is to report interest and penalties, if any, related to unrecognized tax benefits in tax expense in the consolidated statements of income. The Company’s federal and state income tax returns for the year ended December 31, 2005 and forward are subject to audit.

Revenue Recognition

Toll access and local service revenues are recognized when earned regardless of the period in which they are billed.

Taxes Collected

The Company collects federal excise tax, communications tax, and sales tax from customers. The amount billed or collected is credited to a liability account and, as payments are made, this account is charged. At any point in time, this account represents the net amount owed to the taxing authorities for amounts billed or collected.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.	Investments:

Investments consist of the following:

	Carrying Value
	2008	2007
Available-for-sale:
Various equity securities, including 2008 gross unrealized gains of $340,708 and gross unrealized losses of $1,981,342 and 2007 gross unrealized gains of $634,447 and gross unrealized losses of $328,977	$12,114,865	$10,593,485

Cost method:
Broadband Spectrum License MSA #47		453,000
CoBANK, ACB, cooperative	267,329	409,867
Solix, Inc. (formerly NECA Services, Inc.)	500,000	500,000
Access/On Multimedia, Inc.	262,133	262,133
InComm, Inc.	140,392	140,392
Magnolia, Inc.	94,710	102,718

	1,264,564	1,868,110

	$13,379,429	$12,461,595

Investments with unrealized losses were as follows at December 31, 2008:

	Number with Losses	Less Than Twelve Months		More Than Twelve Months		Total
Description of Securities		Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Common stocks and related options	32	$—	$—	$1,457,382	$91,216	$1,457,382	$91,216
Mutual funds	7	3,024,766	1,854,756	59,628	35,370	3,084,394	1,890,126

	39	$3,024,766	$1,854,756	$1,517,010	$126,586	$4,541,776	$1,981,342

The Company’s investments in common stocks are diversified in different sectors. The severity of the impairment and the duration of the losses are due to overall conditions in the equity markets at December 31, 2008. The Company’s investment advisors have evaluated the prospects of the issuers. Based on that evaluation and the Company’s ability and intent to hold these investments for a reasonable period of time, management does not consider these investments to be other-than-temporarily impaired at December 31, 2008.

The unrealized losses on the Company’s mutual fund holdings were caused by general market and economic conditions. Based on an evaluation by the Company’s investment advisors, these funds are not considered other-than-temporarily impaired at December 31, 2008.

The Company has a diversified portfolio of common stock investments and mutual funds.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.	Investments (Continued):

The investments shown above have been classified in the accompanying 2008 and 2007 consolidated balance sheets as noncurrent assets.

During 2000, the Company purchased 50,000 shares of Solix, Inc. (formerly NECA Services, Inc.) for $500,000.

During 2002, Lexcom Telephone Company participated in the FCC Broadband Spectrum License auction. As a result of the auction, Lexcom Telephone Company purchased the 700mhz license for MSA #47 which covers an area including Davidson County and five other counties of North Carolina for $453,000. During 2008, the Company sold this spectrum to an unrelated party for $11,500,000.

The change in accumulated other comprehensive income from unrealized gains on securities available-for-sale consists of the following:

Balance - January 1, 2007	$5,597,467
Related deferred tax effect	3,392,887

Balance - December 31, 2007	184,875
Decrease in unrealized gain	(1,946,103)
Balance - December 31, 2008	($992,809)

3.	Cable Television System:

During 1997, the Company began construction and operation of a cable television system. The system provides service to customers primarily in the existing operating territory of the Company. In association with the initial construction, the Company capitalized approximately $465,000 of operational costs (pre-maturity costs) that benefit future years. These costs are classified in the Company’s consolidated balance sheets as other assets and are being amortized over fifteen years.

4.	Line of Credit, Long-term Debt, and Pledged Assets:

During 1999, the Company entered into a Master Loan Agreement with CoBANK, ACB which includes a revolving credit facility and term loan. The Company has used the credit facility and the term loan to help finance construction of the cable television system. The loan agreement is secured by the investment the Company has in the equity in CoBANK, ACB. This loan agreement contains various restrictive covenants including maintenance of certain financial ratios and limitations on the incurrence of additional debt. The Company was in compliance with these loan covenants at December 31, 2008.

The Company refinanced its $15,000,000 credit facility under the loan agreement with CoBANK, ACB. The initial term of this commitment expired May 31, 2000; however, it has been automatically extended through June 1, 2009. At June 30, 2007, the credit facility was renewed with a $5,000,000 limit. Interest is paid monthly at LIBOR plus .75%. At December 31, 2008, there were no outstanding borrowings under the credit facility.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Income Tax Matters:

Net deferred income tax liabilities consist of the following components as of December 31, 2008 and 2007:

	2008	2007
Deferred income tax assets:
Allowance for uncollectible accounts	$118,454	$167,811
State loss carryforwards	1,075,764	1,075,764
Accrued vacation pay	108,513	120,380
Postretirement benefits other than pension	4,724,062	3,880,802
Supplemental retirement benefits		18,889
Investments	647,804
Organization and startup costs	34,234	34,234

	6,708,831	5,297,880
Less, valuation allowance for deferred tax assets	1,075,764	1,075,764

	5,633,067	4,222,116

Deferred income tax liabilities:
Investments		120,614
Property, plant, and equipment (principally accelerated depreciation)	15,615,142	15,348,523

	15,615,142	15,469,137

	$9,982,075	$11,247,021

During the year ended December 31, 2000, a valuation allowance for certain deferred tax assets was established in the amount of $107,412. Additional amounts totaling $755,358 were added to the valuation allowance prior to 2005 when an additional $212,994 was added to the allowance.

During the year ended December 31, 2007, the Company increased the effective tax rate for computing deferred income taxes by 1%.

The deferred income tax amounts mentioned above have been classified in the accompanying December 31, 2008 and 2007 consolidated balance sheets as follows:

	2008	2007
Current assets	$226,967	$288,191
Noncurrent liabilities	10,209,042	11,535,212

	$9,982,075	$11,247,021

Income taxes for the years ended December 31, 2008 and 2007 consist of the following:

	2008	2007
Taxes currently payable	$9,170,932	$10,360,488
Deferred income taxes	386,520	(1,522,834)

	$9,557,452	$8,837,654

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Income Tax Matters (Continued):

The Company and its subsidiary file separate North Carolina income tax returns as required by North Carolina law. At December 31, 2008, the entities had $15,590,716 of state net operating losses available to offset 2008 state net taxable income. These carryforwards expire in years 2012 through 2021. In 2001, Lexcom Cable Services, Inc. merged with Lexcom Cable Services, LLC, a company wholly-owned by Lexcom Telephone Company. The state net operating loss carryforwards of Lexcom Cable Services, Inc. are available only to offset future income from Lexcom Cable Services, LLC. Any state net operating losses subsequent to the merger are available to offset income generated by Lexcom Telephone Company and its wholly-owned subsidiaries.

Income taxes for 2008 and 2007 differ from the amounts computed by using the applicable federal income tax statutory rate due to the following:

	2008	2007
Amounts computed at statutory rate	$8,612,970	$7,481,344
Increase (decrease) in taxes resulting from:
State income tax, net of federal benefit	1,103,691	958,681
Increase (decrease) of effective rate used in computing deferred income taxes, graduated tax rates, and other	(159,209)	397,629

	$9,557,452	$8,837,654

Due to an error in application of deferred income taxes to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2007, the Company’s 2007 income tax expense was overstated and deferred income taxes were overstated. The Company has restated the 2007 consolidated financial statements to reflect the correction of this error. The impact on the Company’s 2007 consolidated financial statements is as follows:

	As Previously Stated	Correction	As Corrected
Net long-term deferred tax liability	$12,397,512	($862,300)	$11,535,212
Retained earnings	62,664,602	(862,300)	63,526,902
Federal and state income taxes	9,699,954	(862,300)	8,837,654
Net income for the year	11,675,314	862,300	12,537,614
Comprehensive income for the year	4,941,156	862,300	5,803,456
Earnings per common share	$5.37	$.40	$5.77

6.	Employee Benefit Plans:

The Company provides certain health care and life insurance benefits for retired employees. Substantially all of the Company’s employees may become eligible for the benefits if they reach normal retirement age while working for the Company. The cost of providing postretirement non-pension benefits is recognized and accrued over the full working lives of the employees.

The Company uses a December 31 measurement date for all of its plans.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.	Employee Benefit Plans (Continued):

The Company adopted the recognition and measurement date provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007. SFAS 158 requires that the funded status of defined benefit and other postretirement plans be fully recognized in the balance sheet. The incremental effects of applying SFAS 158 to certain line items in the consolidated balance sheet at December 31, 2008 are as follows:

	Before Application	Adjustments	After Application
Postretirement benefit obligation	$7,644,681	$2,183,866	$9,828,547
Accumulated other comprehensive income (loss) net of income tax	—	(1,321,566)	(1,321,566)
Total capitalization	—	(1,321,566)	(1,321,566)

Information relative to the Company’s postretirement benefit (primarily health care) plan is presented below:

	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of years	$15,881,341	$15,151,872
Service cost	350,117	257,103
Interest cost	966,016	944,251
Actuarial loss	171,690	528,131
Benefits paid	(1,100,719)	(1,000,016)

Benefit obligation at end of years	$16,268,445	$15,881,341

Change in assets:
Fair value of assets at beginning of years	$6,004,956	$5,507,766
Actual return on assets	(1,524,985)	497,206
Employer contributions	925,000	1,000,000
Benefits paid	(1,100,719)	(1,000,016)

Fair value of assets at end of years	$4,304,252	$6,004,956

Funded status at end of years	$11,964,193	$9,876,385

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$8,567,995	$6,701,588
Prior service credit	(4,168,361)	(4,517,722)

Amounts recognized (pre-tax)	$4,399,634	$2,183,866

Net periodic benefit cost recognized:
Service cost with interest	$350,117	$257,103
Interest cost	966,016	944,251
Expected return on assets	(412,576)	(448,773)
Amortization of unrecognized loss	290,682	342,890
Amortization of unrecognized prior service cost	(349,361)	(349,361)

Net periodic benefit cost	$844,878	$746,110

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.	Employee Benefit Plans (Continued):

	2008	2007
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net loss	$2,157,089	$479,698
Amortization of net gain	(290,682)	(342,890)
Amortization of prior service cost	349,361	349,361

Total recognized in other comprehensive income	$2,215,768	$486,169

Amounts expected to be recognized from AOCI in next fiscal year:
Amortization of net loss	$385,619	$319,890
Amortization of prior service credit	(349,361)	(349,361)

Total to be recognized	$36,258	($29,471)

The change in accumulated other comprehensive income from the unrealized net loss and transition obligation for postretirement benefits consists of the following:

Balance - January 1, 2007	$—
Change in unrealized net loss and transition obligation	(2,183,866)
Related deferred tax effect	862,300

Balance - December 31, 2007	(1,321,566)
Change in unrealized net loss and transition obligation	(2,215,768)
Related deferred tax effect	874,896

Balance - December 31, 2008	($2,662,438)

The weighted-average assumptions to determine the benefit obligation and net periodic benefit costs are as follows:

	2008	2007
Discount rate	6.25%	6.25%
Rate of compensation increase	8% to 3%	8% to 3%
Expected long-term return on plan assets	7.5%	7.5%

The plan’s sponsor used an expected long-term annual rate of return on plan assets of 7.5% in determining the plan’s Net Periodic Pension Cost under Statement of Financial Accounting Standards (SFAS) No. 87, Employers Accounting for Pensions, for 2008. This is a long-term assumption, and the sponsor believes it is consistent with and within reasonable range.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.	Employee Benefit Plans (Continued):

For measurement purposes, at the end of the years included in the foregoing tables, a 7% rate of increase in the cost of covered health care benefits was assumed for 2007, an 8% rate of increase was assumed for 2008, and gradually lower rates of increase were assumed for years after 2008, until the rate is assumed to be 4% in 2012 and remain at that level. A one percentage point change in the assumed rates of increase in health care costs would have the following effects relative to 2008 amounts included for the postretirement benefit plan.

	Increase	Decrease
Effect on total service and interest cost components of cost (expense)	$224,430	($179,385)
Effect on benefit obligations	2,119,948	(1,763,559)

The Company’s weighted-average asset allocations of its postretirement benefit plan assets as of December 31, 2008 and 2007 follows:

Asset Category	2008	2007
Equity securities	65%	74%
Debt securities	27%	19%
Cash and equivalents	1%	1%
Other investments	7%	6%

The primary investment objectives for the plan’s investment portfolio (portfolio) are to provide growth of capital with some emphasis on capital preservation. Recognizing that short-term market fluctuations may cause variations in portfolio performance, the goal of the portfolio is to achieve the following over a full market cycle (usually three to five year moving time period):

Capital Growth - The portfolio should be invested to achieve a long-term total return which equals or exceeds 10% per year, net of fees and expenses.

Preservation of Purchasing Power - Portfolio growth, exclusive of contributions and withdrawals, should exceed inflation (Consumer Price Index) by an average of 4% annually.

Capital Preservation - The equity portion of the portfolio should be invested to minimize the potential of incurring a one-year devaluation of more than 15%.

Income - Distributions for claims will be made from the fixed portion of the portfolio. Annual contributions will be invested in the fixed income portfolio until such time that the Company’s full potential liability is funded. Distributions from the equity portfolio can be made with advance notice of three business days.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.	Employee Benefit Plans (Continued):

The following general guidelines for asset and manager style allocation are designed to be consistent with the overall investment objectives of the portfolio. The portfolio will be managed according to these guidelines:

Asset Classification	Minimum	Target	Maximum
LargeCap Value Equities	15%	25%	35%
LargeCap Growth Equities	15%	25%	35%
Small Cap Value Equities	5%	7.5%	10%
Small Cap Growth Equities	5%	7.5%	10%
International Equities	5%	10%	15%
Fixed Income	20%	25%	30%

Following is a schedule of postretirement benefits, reflective of expected future service, that are expected to be paid in each of the next five years and in the aggregate for the five years thereafter:

Year Ending December 31	Benefits
2009	$1,057,518
2010	1,099,424
2011	1,161,216
2012	1,096,649
2013	1,072,457
2014 - 2018	4,987,439

Prior to 2007, the Company had a trusteed noncontributory defined benefit pension plan covering substantially all employees. Effective June 30, 2006, the Company froze its defined benefit pension plan. During 2007, the Company terminated the plan and made the final payout to participants.

The Company has a 401(k) salary savings plan which provides that employees may contribute a portion of their salaries to the plan on a tax-deferred basis. Prior to June 30, 2006, the Company matched the employees’ contributions 50%. Effective June 30, 2006, the Company matches employee contributions 100% up to 6% of the employee’s compensation and will contribute 3% of an employee’s salary (except during initial probationary period) regardless of the employee’s contributions. Employer matching contributions totaled $427,901 and $401,408, respectively, at December 31, 2008 and 2007.

The accumulated plan benefit obligations as stated above do not reflect any changes brought about by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). Authoritative guidance on accounting for the Act’s federal subsidy is pending, and that guidance, when issued, could require changes to previously reported information.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.	Fair Value Information:

Statement of Financial Accounting Standards (SFAS) No. 157 established a fair value hierarchy to prioritize the inputs of valuation techniques used to measure fair value. Outlined below is the application of the fair value hierarchy established by SFAS 157 to Lexcom, Inc. and Subsidiary’s assets that are carried at fair value:

Level 1 - Inputs to the valuation methodology are quoted prices for identical assets in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets in active markets and significant other observable inputs.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Assets measured at fair value on a recurring basis at December 31, 2008 were as follows:

Description	December 31 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$12,114,865	$12,114,865

8.	Fair Value of Financial Instruments:

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values, where practicable to estimate, for its financial instruments. Fair value estimates, methods, and assumptions for the Company’s financial instruments are set forth below:

Cash and Temporary Investments

For cash and temporary investments, the carrying amount is a reasonable estimate of fair value.

Investments

The fair values of investments “available-for-sale” are estimated based on quoted market prices. For other investments for which there are no quoted market prices, a reasonable estimate of fair value could not be made without incurring excessive cost. SFAS 107 does not require disclosure of the fair value of the Company’s investment in equity method investees.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.	Fair Value of Financial Instruments (Continued):

The following table presents the carrying values and fair values of the Company’s financial instruments at December 31, 2008 and 2007:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and temporary investments	$4,540,731	$4,540,731	$5,383,474	$5,383,474
Investments:
Practicable to estimate fair value	12,114,865	12,114,865	10,593,485	10,593,485
Not practicable to estimate	1,264,564	1,264,564	1,868,110	1,868,110

9.	Changes in Valuation Allowance for Accounts Receivable:

Changes in the valuation allowance for accounts receivable are as follows:

	2008	2007
Beginning balances	$425,000	$240,000
Additions to valuation allowance	458,529	519,312
Write-offs (net of recoveries)	(583,529)	(334,312)

Ending balances	$300,000	$425,000

10.	Accumulated Other Comprehensive Income (Loss):

Accumulated other comprehensive income (loss) consisted of the following at December 31, 2008 and 2007:

	2008	2007
Net unrealized gain (loss) on securities	($992,809)	$184,875
Unrealized net loss and transition obligation for postretirement benefits	(2,662,438)	(1,321,566)

	($3,655,247)	($1,136,691)

11.	Capital Structure:

The Company’s capital consists of Class A and Class B common stock. Shares of Class A common stock represent voting shares. Shares of Class B common stock represent non-voting shares. Each class shares the same rights with respect to the Company’s earnings and dividends. No separate measure of earnings per share is made for the separate classes of stock.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information:

Effective with the purchase of all of the outstanding stock of the Company by Windstream Corporation on December 1, 2009, Lexcom and certain of Lexcom’s wholly-owned subsidiaries became guarantors of Windstream Corporation’s 2017 Notes (the “guaranteed notes”). These guarantees are full and unconditional as well as joint and several. Certain guarantors may be subject to restrictions on their ability to distribute earnings to the Company. The remaining subsidiaries of Lexcom are not guarantors of the guaranteed notes.

The following information presents a condensed consolidated and combined statement of income for the year ended December 31, 2008, a condensed consolidated balance sheet as of December 31, 2008, and a condensed consolidated and combined statement of cash flows for the year ended December 31, 2008 of the Lexcom guarantor parent company, the non-parent guarantors, and the non-guarantor.

	Condensed Consolidated Balance Sheet As of December 31, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and temporary investments	$41,683	$1,605,529	$2,893,519	$—	$4,540,731
Accounts receivable
(less allowance for uncollectible accounts of $300,000)	—	—	3,449,229	—	3,449,229
Affiliates receivable, net	(20,590,661)	(213,287)	20,803,948	—	—
Inventories	—	287,272	226,458	—	513,730
Deferred income taxes	—	—	226,967	—	226,967
Prepaid expenses and other	54,402	217,336	1,356,618	—	1,628,356

Total current assets	(20,494,576)	1,896,850	28,956,739	—	10,359,013
Investments in consolidated subsidiaries	82,046,814	—	17,954,907	(100,001,721)	—
Investments	1,264,563	—	12,114,866	—	13,379,429
Net property, plant, and equipment	—	23,703,325	40,075,375	—	63,778,700
Other assets	—	292,439	75,700	—	368,139

Total assets	$62,816,801	$25,892,614	$99,177,587	($100,001,721)	$87,885,281

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Balance Sheet (Continued) As of December 31, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$731,855	$479,046	$—	$1,210,901
Advanced payments and customer deposits	—	219,804	541,865	—	761,669
Accrued taxes	—	1,664	75,569	—	77,233
Other current liabilities	—	156,470	642,522	—	798,992

Total current liabilities	—	1,109,793	1,739,002	—	2,848,795
Deferred income taxes	—	6,827,914	3,381,128	—	10,209,042
Other liabilities	—	—	12,010,643	—	12,010,643

Total liabilities	—	7,937,707	17,130,773	—	25,068,480

Stockholders’ equity:
Common stock	1,483,438	10,000	1,964,267	(1,974,267)	1,483,438
Additional paid-in capital	—	22,920,435	9,930,403	(32,850,838)	—
Accumulated other comprehensive loss	(3,655,247)	—	(3,655,247)	3,655,247	(3,655,247)
Retained earnings	64,988,610	(4,975,528)	73,807,391	(68,831,863)	64,988,610

Total stockholders’ equity	62,816,801	17,954,907	82,046,814	(100,001,721)	62,816,801

Total liabilities and stock-holders’ equity	$62,816,801	$25,892,614	$99,177,587	($100,001,721)	$87,885,281

	Condensed Consolidated Statement of Income For the Year Ended December 31, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Revenues and sales:
Service revenues	$—	$12,084,451	$32,156,206	($222,585)	$44,018,072

Costs and expenses:
Cost of services	—	7,582,273	8,325,041	(222,585)	15,684,729
Selling, general, administrative, and other	—	860,330	3,540,300	—	4,400,630
Depreciation and amortization	—	4,073,052	4,186,091	—	8,259,143

Total costs and expenses	—	12,515,655	16,051,432	(222,585)	28,344,502

Operating income (loss)	—	(431,204)	16,104,774	—	15,673,570
Earnings (losses) from consolidated subsidiaries	8,316,194	—	(217,986)	(8,098,208)	—
Other income (expense), net	11,111,015	37,439	(2,173,564)	—	8,974,890
Interest expense	—	—	(39,973)	—	(39,973)

Income (loss) before income taxes	19,427,209	(393,765)	13,673,251	(8,098,208)	24,608,487
Income tax expense (benefit)	4,376,174	(175,779)	5,357,057	—	9,557,452

Net income (loss)	$15,051,035	($217,986)	$8,316,194	($8,098,208)	$15,051,035

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Statement of Cash Flows For the Year Ended December 31, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Cash provided by operations:
Net income (loss)	$15,051,035	($217,986)	$8,316,194	($8,098,208)	$15,051,035
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation and amortization	—	4,073,052	4,186,091	—	8,259,143
Provisions for uncollectible accounts	—	310,000	(125,000)	—	185,000
Equity in (earnings) losses from subsidiaries	(8,316,194)	—	217,986	8,098,208	—
(Gain) loss on sale of investments	(11,047,000)	—	2,801,799	—	(8,245,201)
Deferred taxes	—	(33,476)	419,996	—	386,520
Other, net	(7,633)	—	—	—	(7,633)
Intercompany accounts receivable	1,250,596	(416,463)	(834,133)	—	—
Changes in operating assets and liabilities, net	(641,162)	(395,516)	(1,089,369)	—	(2,126,047)

Net cash provided by (used for) operations	(3,710,358)	3,319,611	13,893,564	—	13,502,817

Cash flows from investing activities:
Additions to property, plant, and equipment	—	(3,280,532)	(2,801,268)	—	(6,081,800)
Other, net	11,643,527	—	(6,254,631)	—	5,388,896

Net cash provided by (used for) investing activities	11,643,527	(3,280,532)	(9,055,899)	—	(692,904)

Cash flows from financing activities:
Dividends paid	(3,252,294)	—	(5,720,028)	—	(8,972,322)
Stock repurchase	(4,680,334)	—	—	—	(4,680,334)

Net cash used for financing activities	(7,932,628)	—	(5,720,028)	—	(13,652,656)

Increase (decrease) in cash and cash equivalents	541	39,079	(882,363)	—	(842,743)
Cash and temporary investments:
Beginning of year	41,142	1,566,450	3,775,882	—	5,383,474

End of year	$41,683	$1,605,529	$2,893,519	$—	$4,540,731

LEXCOM, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13.	Subsequent Events:

Subsequent to the consolidated balance sheets date, the Company terminated its defined benefit postretirement benefits plan and recorded a gain on the termination of $7,566,953.

Also subsequent to the consolidated balance sheets date, the stockholders of the Company approved the sale of all of the outstanding stock of the Company to Windstream Corporation. This transaction was completed on December 1, 2009.